Exhibit 10.1


                               HBOA HOLDINGS, INC.
                         5200 NW 33rd Avenue, Suite 215
                            Ft. Lauderdale, FL 33309

                                  June 6, 2003


Don Kirshner
c/o Pollack & Rosen, P.A.
800 Douglas Road, Suite 450
Coral Gables, FL 33134

                  Re:  HBOA Holdings, Inc. (HBOA)
                       --------------------------

Dear Don:

         We are delighted that you will be joining our company as the President of Kirshner Entertainment, Inc. ("KEI"), a company which will be a subsidiary of HBOA. You and HBOA have agreed the following terms and conditions which set forth your relationship with KEI.

         1. You will be the President of KEI for a period of two years (the "Term") after the date of this letter agreement (the "Agreement"). You shall also serve as a member of HBOA's Board of Directors during the Term. KEI will
(i) develop music performance talent, (ii) acquire master rights in performances and other content, (iii) engage in the music publishing and record industry business, (iv) engage in the film and television industry and (v) engage in all aspects of the entertainment industry as shall, be determined by the HBOA's Board of Directors, from time to time, (collectively, the "Business"). HBOA and KEI acknowledge and agree that you shall be entitled, without restriction to participate in the following activities: (i) a Broadway production stage, theatrical or television production based upon your life, (ii) books based upon your life and other related subjects, (iii) speaking engagements related to your musical career and (iv) serving as a spokesman from a product or service that is not related to the entertainment industry (collectively, the "Excluded Activities"). You will be entitled to any and all compensation that is derived from the Excluded Activities.

         2. You will receive a salary equal to $150,000 per year, plus a bonus of $60,000 per year or 50% of the Net Profit of KEI as defined below, whichever is greater. During your first three months as President of KEI, we will advance $20,000 to you each month, an aggregate of $60,000 over three months. These advances will be deducted against Net Profits that are generated from the Projects and distributed to you under Section 3 hereof. During your second year as President, you will receive a salary equal to $250,000 per year, paid in advance. You agree that HBOA shall have the option to extend your Agreement for an additional third year, by providing you with written notice at least 30 days before the end of your second year. If the Agreement is extended, "Term" shall refer to the additional third year of the Agreement. If we extend your Agreement for a third year, you will receive a salary equal to $350,000 per year, paid in advance. HBOA agrees that it will create an employee stock option plan for the employees of KEI, reserving 1 million shares of HBOA common stock. You shall have the right to designate the employees and the number of options that will be granted to each employee under the plan.

         3. You acknowledge and agree that all projects and activities that you enter into during the Term of this Agreement shall constitute the sole and exclusive property of HBOA, except for the Excluded Activities. You acknowledge and agree that HBOA shall have all rights to any business ventures or ideas that are created by you during the Term, including but not limited to recording agreements, music publishing, television and film projects, Internet related projects and entertainment related endorsements, merchandising or licensing agreements (individually, a "Project" and collectively, the "Projects"). You agree that you will notify HBOA in writing of any potential Project that has been offered to you, in your individual capacity or to HBOA during the Term. If HBOA funds or elects to participate in Project that you have presented to it or HBOA presents you with a Project and you agree to work on the Project, you will receive a bonus based on performance of the Project. Your performance bonus will equal 50% of the Net Profits from the Project. Net Profits shall be defined by generally accepted accounting principles ("GAAP") and will be determined on a stand-alone basis for KEI . Net Profits shall be measured by subtracting all KEI's expenses, included but not limited to operating expenses, taxes and extraordinary items, from all KEI revenues during a fiscal year. Furthermore, although Net Profits will be determined on a basis consistent with GAAP, only 50% of the Net Profits that are actually received by KEI on a cash basis, will be distributed to you as your performance-based bonus. If HBOA decides that it does not want to fund or participate in a Project by sending you written notice, you will be allowed to pursue that Project on your own ("Self Directed Projects"). You will receive 90% of the Net Profits and HBOA will receive 10% of the Net Profits from each Self Directed Project. Net Profits on Self-Directed Projects will be determined on a stand-alone basis by subtracting all expenses from all revenues and will be determined on a cash accounting basis.

         4. You acknowledge that HBOA and KEI shall have the right to use and allow others to use your name, signature and likeness to promote KEI's business during the Term. KEI has the right to terminate your employment as President of KEI if you exercise bad faith in the performance of your duties as an officer or director of KEI ("for cause"). You represent that you are free to enter into this Agreement and have not entered into any agreements (whether oral or written) which conflict with this Agreement. You acknowledge and agree that your services are unique and extraordinary and that you can not assign or delegate any of your rights under this Agreement. HBOA agrees that all entertainment related projects will be conducted in KEI and that it will not form a separate subsidiary to handle entertainment related projects. If HBOA presents you with a Project and you chose not to participate in the Project, you will still be entitled to a performance bonus, but it will equal 10% of the Net Profits from the Project. If you are not terminated for cause during the Term, HBOA agrees that it will pay you 50% of any royalties that it receives on music publishing projects developed during your Term for the life of the copyright.

         5. You acknowledge and agree that all inventions and ideas, sound recordings, musical compositions, lyrics, copyrights, processes, design and intellectual property of any type, whether or not patentable, created or first reduced to practice during the Term (collectively, the "Inventions") shall be the sole and exclusive property of HBOA and where applicable, such Inventions shall be deemed to be works made for hire. You hereby agree to assign and transfer all of your right, title and interest in the Inventions to HBOA that you may have as the author, inventor, producer or in any other capacity, without any additional consideration and agree to execute all documents to effect said assignment. You also irrevocably designate and appoint HBOA has your attorney-in-fact, which appointment, is coupled with an interest, to take all acts to protect the Inventions.

         6. If you resign from your position as President of KEI or as a director of HBOA before serving in these positions for one year, you agree that you will not engage in, represent in any way, or be connected with any business (such business being referred to as "Competing Business") which competes, in whole or in part with the Business of KEI, whether as an officer, director, owner, employee, consultant, agent, independent contractor, shareholder, partner, joint venturer or any other form or participation in any Competing Business. You agree that the geographic area covered by this covenant not to compete is the world and it shall be constructed broadly to prevent competition in any country, nation, kingdom, province or other form of governmental organization whatsoever in the world during a one-year period after you resign. "Competing Business" shall mean any business that is similar to the Business conducted by KEI at the present date or at any time in the future. You understand that the restrictions contained in this Section 6 may limit your ability to earn livelihood in a business similar to the Business of KEI, but you believe that you have received and will receive sufficient consideration to justify such restrictions. You also agree that the restrictions are reasonable in scope and duration and are necessary to protect HBOA and KEI after the execution of this Agreement.

         If you agree to the following terms and conditions, please sign on the line marked for your signature.

                                                       Sincerely,

                                                       HBOA Holdings, Inc.

                                                       /s/ Gary Verdier
                                                       -----------------------
                                                       Gary Verdier, President

Acknowledged and Agreed to:

Don Kirshner
----------------